Exhibit 10.12

AMENDMENT NO. 4
TO MASTER REPURCHASE AGREEMENT

Amendment No. 4 to Master Repurchase Agreement, dated as of April 20, 2018 (this “Amendment”), by and among Bank of America, N.A. (“Buyer”), PennyMac Operating Partnership, L.P. (“Seller”) and PennyMac Mortgage Investment Trust (“Guarantor”).

RECITALS

Buyer, Seller and Guarantor are parties to that certain Master Repurchase Agreement, dated as of July 9, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “Existing Master Repurchase Agreement”; as further amended by this Amendment, the “Master Repurchase Agreement”).  The Guarantor is a party to that certain Guaranty, dated as of July 9, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “Guaranty”), made by Guarantor in favor of Buyer.

Buyer, Seller and Guarantor have agreed, subject to the terms and conditions of this Amendment, that the Existing Master Repurchase Agreement be amended to reflect certain agreed upon revisions to the terms of the Existing Master Repurchase Agreement. As a condition precedent to amending the Existing Master Repurchase Agreement, Buyer has required Guarantor to ratify and affirm the Guaranty on the date hereof.

Accordingly, Buyer, Seller and Guarantor hereby agree, in consideration of the mutual promises and mutual obligations set forth herein, that the Existing Master Repurchase Agreement is hereby amended as follows:

Section 1.Definitions. Section 2 of the Existing Master Repurchase Agreement is hereby amended by:

1.1deleting the definitions of “Agency Eligible Escrow Mortgage Loan”, “Expiration Date”, “Manufactured Home Loan”, “Noncompliant I” and “Noncompliant II” in their entirety and replacing them with the following:

“Agency Eligible Escrow Mortgage Loan” means a Conforming Mortgage Loan (excluding Other Conforming Mortgage Loans), FHA Loan, VA Loan or RD Loan in respect of which (i) the full original principal amount of such Mortgage Loan has not been fully advanced or disbursed as of the related origination date, (ii) all subsequent advances or disbursements are made in accordance with the Agency Guides and (iii) has been approved by Buyer in its sole discretion.

“Expiration Date” means July 2, 2018.

“Manufactured Home Loan” means a Conforming Mortgage Loan (excluding Other Conforming Mortgage Loans), FHA Loan or VA Loan secured by a manufactured home (as defined by the United States Department of Housing and Urban Development) provided that (a) such manufactured home is attached to a permanent foundation and is no longer transportable and (b) such Conforming Mortgage Loan, FHA Loan or VA Loan is eligible for securitization by an Agency pursuant to the terms of the applicable Agency Guide.

“Noncompliant I” means either (a) a Purchased Mortgage Loan other than an Other Conforming Mortgage Loan or a Jumbo Mortgage Loan (including a Jumbo High LTV Mortgage Loan), which has been subject to one or more Transactions hereunder for a period of greater than 30 calendar days but not greater than 60 calendar days, or (b) a Purchased Mortgage Loan that is a Jumbo Mortgage Loan (including a Jumbo High LTV Mortgage Loan), which has been subject to one or more Transactions hereunder for a period of greater than 180 calendar days but not greater than 210 calendar days.

“Noncompliant II” means either (a) a Purchased Mortgage Loan other than an Other Conforming Mortgage Loan or a Jumbo Mortgage Loan (including a Jumbo High LTV Mortgage Loan), which has been subject to one or more Transactions hereunder for a period of greater than 60 calendar days but not greater than 90 calendar days, or (b) a Purchased Mortgage Loan that is a Jumbo Mortgage Loan (including a Jumbo High LTV Mortgage Loan), which has been subject to one or more Transactions hereunder for a period of greater than 210 calendar days but not greater than 240 calendar days.

1.2 adding the following definitions in their proper alphabetical order:

“Other Conforming Mortgage Loan” means a first lien Mortgage Loan originated in accordance with the criteria of Fannie Mae or Freddie Mac for purchase or insurance of Mortgage Loans that are (a) not Agency Eligible Escrow Mortgage Loans or Manufactured Home Loans, (b) underwritten in accordance with the Underwriting Guidelines, and (c) designated by the Seller or Underlying Repurchase Counterparty for sale to an Approved Investor other than an Agency.

“Purchase Price Percentage Trigger” has the meaning specified in the Transactions Terms Letter.

Section 2.Hedging.  Section 14(w) of the Existing Master Repurchase Agreement is hereby amended by deleting such section in its entirety and replacing it with the following:

w.Hedging. Underlying Repurchase Counterparty has entered into Underlying Interest Rate Protection Agreements with respect to or that include coverage for the Conforming Mortgage Loans and Other Conforming Mortgage Loans, having terms with respect to protection against fluctuations in interest rates consistent with its hedging policy which policy shall be acceptable to Buyer in its sole discretion.  In the event that Underlying Repurchase Counterparty intends to make any change to its hedging policy as it relates to Underlying Interest Rate Protection Agreements, Seller shall notify Buyer in writing 30 days prior to Underlying Repurchase Counterparty implementing any such change.

Section 3.Notices.  Section 17(a)(9) of the Existing Master Repurchase Agreement is hereby amended by (i) deleting  the “and” at the end of clause (k); (ii) deleting the “.” at the end of clause (l) and replacing it with “;”; (iii) deleting the “.” at the end of clause (m) and replacing it with “; and”; and (iv) adding the following clause:

(n)the occurrence of a Purchase Price Percentage Trigger for each Purchased Mortgage Loan that is an Other Conforming Mortgage Loan.

Section 4.Representations and Warranties with Respect to Purchased Mortgage Loans.  Schedule 1 of the Existing Master Repurchase Agreement is hereby amended by:

4.1deleting clauses (y) and (dd) in their entirety and replacing them with the following:

(y)  No Buydown Provisions; No Graduated Payments or Contingent Interests.  Except with respect to Conforming Mortgage Loans and Other Conforming Mortgage Loans, the Mortgage Loan does not contain provisions pursuant to which Monthly Payments are paid or partially paid with funds deposited in any separate account established by Seller, the Mortgagor, or anyone on behalf of the Mortgagor, or paid by any source other than the Mortgagor nor does it contain any other similar provisions which may constitute a “buydown” provision.  The Mortgage Loan is not a graduated payment mortgage loan and the Mortgage Loan does not have a shared appreciation or other contingent interest feature.

(dd)  Appraisal.  The Mortgage File contains (a) a full appraisal of the related Mortgaged Property (except when the Agency Guides exempt certain Conforming Mortgage Loans and Other Conforming Mortgage Loans from the requirement to obtain an appraisal (including HARP Mortgage Loans)) signed prior to the funding of the Mortgage Loan by a qualified appraiser, duly appointed by Seller, who had no interest, direct or indirect in the Mortgaged Property or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan, and the appraisal and appraiser both satisfy the relevant Fannie Mae and Freddie Mac guidelines, each as amended and as in effect on the date the Mortgage Loan was originated and (b) for each HARP Mortgage Loan, (i) a full appraisal (as described in the foregoing clause (a)); (ii) a reliable automated valuation model estimate provided by the related Agency or (iii) an appraisal or waiver thereof that meets the requirements of the applicable Agency Guide.

4.2adding the following new clause (lll) at the end thereof:

(lll) Other Conforming Mortgage Loans.  With respect to any Other Conforming Mortgage Loan with a note date of 120 days or more from any date of determination and on each 120 days thereafter; Seller shall affirmatively represent and warrant to Buyer that the appraised value of the related Mortgaged Property set forth in the appraisal delivered in connection with the origination thereof continues to accurately reflect the current appraised value of such Mortgaged Property and is not less than the appraised value of such Mortgaged Property; provided that the failure to make such affirmative representation and warranty shall only result in a Purchase Price Percentage Trigger.

Section 5.Fees and Expenses.  Seller hereby agrees to pay to Buyer, on demand, any and all reasonable out-of-pocket fees, costs and expenses (including reasonable fees and expenses of counsel) incurred by Buyer in connection with the development, preparation and execution of this Amendment, irrespective of whether any transactions hereunder are executed.

Section 6.Condition Precedent.  This Amendment shall become effective as of the date hereof (the “Amendment Effective Date”), subject to the satisfaction of the following condition precedent:

6.1Delivered Documents.  On the Amendment Effective Date, the Buyer shall have received this Amendment, executed and delivered by a duly authorized officer of Buyer, Seller and Guarantor.

Section 7.Limited Effect.  Except as expressly amended and modified by this Amendment, the Existing Master Repurchase Agreement shall continue to be, and shall remain, in full force and effect in accordance with its terms.

Section 8.Counterparts.  This Amendment may be executed by each of the parties hereto on any number of separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same instrument.

Section 9.Severability.  Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.

Section 10.GOVERNING LAW.  ThIS AMENDMENT shall be construed in accordance with the laws of the state of new york without giving effect to the conflicts of law principles thereof (except for section 5-1401 of the new york general obligations law) and the obligations, rights and remedies of the PARties hereunder shall be determined in accordance with the laws of the state of new york, except to the extent preempted by federal law.

Section 11.Reaffirmation of Guaranty. The Guarantor hereby (i) agrees that the liability of Guarantor or rights of Buyer under the Guaranty shall not be affected as a result of this Amendment, (ii) ratifies and affirms all of the terms, covenants, conditions and obligations of the Guaranty and (iii) acknowledges and agrees that such Guaranty is and shall continue to be in full force and effect.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

BANK OF AMERICA, N.A., as Buyer

By:	/s/ Adam Robitshek
Name:	Adam Robitshek
Title:	Vice President

PENNYMAC OPERATING PARTNERSHIP, L.P., as Seller

By:	PennyMac GP OP, Inc., its General Partner

By:	/s/ Pamela Marsh
Name:	Pamela Marsh
Title:	Managing Director, Treasurer

PENNYMAC MORTGAGE INVESTMENT TRUST, as Guarantor

By:	/s/ Pamela Marsh
Name:	Pamela Marsh
Title:	Managing Director, Treasurer